EXHIBIT 10.1

March 5, 2014

VIA EMAIL

Dear Vijay:

This letter agreement (the "Agreement") sets forth the terms of the separation package that Blue Nile, Inc. (the "Company") is offering to you to aid in your employment transition.

Separation Date. You and the Company have agreed that you will separate from employment effective February 5, 2014 (the "Separation Date"). Such separation is a "separation from service" for all purposes under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

Accrued Salary and Vacation Pay. The Company will pay you all accrued salary, and all accrued and unused vacation (if any), earned through the Separation Date, less standard payroll deductions and withholdings. The Company will also pay you $28,744.42, less standard payroll deductions and withholdings, pursuant to the terms of the Executive Cash Bonus Plan for fiscal year 2013.

Employee Benefits. Following the Separation Date, you will not be entitled to accrual of any employee benefits, including, but not limited to, vacation benefits, 40l(k) contributions or bonuses. Your coverage under the Company's group health plan will end on the last day of the month in which your Separation Date falls (or as otherwise provided in the plan). To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health plan, you may be eligible to continue your group health insurance benefits at your own expense, except as a expressly set forth herein, after the Separation Date. You will be separately provided a written notice of your rights and obligations under COBRA.

Severance Payment. Although the Company is not otherwise obligated to do so, if you: (a) sign and do not revoke this Agreement; (b) resign from the Board of Directors of the Company's subsidiaries and execute any documentation necessary, as determined solely by the Company, to facilitate your resignation and transfer of responsibilities; (c) resign from the Board of Directors of Dreamstone, Inc. and execute any documentation necessary, as determined solely by the Company, to facilitate your resignation and transfer of responsibilities; (d) resign from the Board of Directors of Phenix Jewellery and execute any documentation necessary, as determined solely by the Company, to facilitate your resignation and transfer of responsibilities; (e) complete any documentation necessary, as solely determined by the Company, to remove yourself and transfer your authority to another Company officer from the Company's accounts with financial institutions or other accounts, leases, etc.; (f) otherwise complete any documentation necessary or perform any tasks, as solely determined by the Company, to transfer your duties and responsibilities for the Company or any of its subsidiaries, affiliates, or partners; and (g) otherwise comply with the terms of this Agreement, the Company will provide you with the following severance benefits (collectively, the "Severance Payment"):

a.
three months of your current base salary, paid in the form of salary continuation (these payments will be subject to standard payroll deductions and withholdings and paid on the Company's normal payroll dates beginning with the first payroll date following your execution of this Agreement); and

b.
if you timely elect and remain eligible for continued coverage under COBRA (or any similar state law). the Company will pay you on the first day of each month following your Separation Date (except as set forth below), a cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the "Special Cash Payment"), for a number of months equal to the lesser of (i) the duration of the period in which you and your eligible dependents are eligible for and enrolled in such COBRA coverage (and not otherwise covered by another employer's group health plan) and (ii) three (3) months. You may, but are not obligated to, use the Special Cash Payment toward the cost of COBRA premiums. The Company will make the first payment to you under this paragraph on March 31, 2014, with the balance of the Special Cash Payment paid thereafter on the schedule described above. If you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this paragraph, you must immediately notify the Company of such event and the Company shall cease payment of the Special Cash Payments and shall have no further obligations under this paragraph.

No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to and you will not receive from the Company any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices.

Return of Company Property. You agree that you have returned to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, any files, correspondence, memoranda, reports, lists, proposals, notes, drawings, records, plans, forecasts, purchase orders, personnel information, operational information, customer information and contact lists, sales and marketing information, financial information, promotional literature, product specifications, computer-recorded information, other tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company or its officers, directors, and employees (and all reproductions thereof in whole or in part). You agree that you have made a diligent search to locate any such documents, property and information. In addition, if you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely return of all Company property is a precondition of your receipt of the Severance Payment.

Proprietary Information Obligations. You hereby acknowledge and reaffirm your continuing obligation to comply with your Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement, and you will comply fully with those obligations, including refraining from any use or disclosure of the Company's confidential or proprietary information or materials, unless specifically authorized in writing by an officer of the Company. As additional consideration, however, the Company agrees to amend the first sentence of Section 4.3 to the following: "I agree that during the period of my employment by the Company and for one (1) year after the date of termination of my employment from the Company, I will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any on-line fine jewelry business whose efforts, directly or indirectly, are in competition with the efforts of the Company." This amended sentence only applies to Section 4.3 and this change to Section 4.3 in no way modifies any other language in Section 4 or any other section in your Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement. Attached hereto as Appendix A is a form of a letter that Company has agreed to provide you eight days after you execute this

Agreement, and on the condition that you do not revoke this Agreement or otherwise violate the terms of this Agreement. The letter in Appendix A in no way modifies the terms and conditions of this Agreement, and is not a separately enforceable contract. It is being provided at your request and is intended only to permit you to explain your noncompetition obligations to future prospective employers.

Nondisparagement. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees to instruct its current officers and directors not to disparage you in any manner likely to harm your business reputation or personal reputation. Nothing in this paragraph shall prevent either party from responding accurately and fully to any question, inquiry or request for information when required by legal process. The Company will respond to any questions from prospective employers about your employment with or separation from the Company by following its usual practice of providing only your dates of employment, title and salary, and indicating that it is not the practice of the Company to provide more information. You agree to direct all such prospective employers to the Human Resources department.

No Voluntary Adverse Action. You agree that you will not encourage any person in bringing or pursuing any claim or action of any kind against the Company, its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

Release of Claims. Except as otherwise set forth in this Agreement, in exchange for the consideration under this Agreement to which you would not otherwise be entitled (including, but not limited to, the Severance Payment), you, on behalf of yourself, and your respective heirs, family members, executors and assigns, hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their past, present and future directors, officers, employees, agents, employees, investors, stockholders, predecessor and successor corporations, attorneys, insurers, affiliates and assigns (the "Released Parties"), from any and all claims, demands, actions, suits, damages, losses, expenses, attorneys' fees duties, liabilities, obligations or causes of action relating to any matters of any kind, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the time you sign this Agreement.

This general release includes, but is not limited to:

a.	all claims arising out of or in any way related to your employment with the Company or the termination of that employment;

b.
all claims related to your compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other equity interests in the Company;

c.	all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing;

d.	all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy;

e.
any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

f.	any and all claims for violation of the federal, or any state, constitution;

g.
any and all claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement;

h.	any and all claims for attorneys' fees and costs;

i.
any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; and

j.
all federal, state, and local statutory claims, including, without limitation, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, as amended, the Washington Law Against Discrimination, the Washington Family Leave Act, the Washington Minimum Wage Act, Chapter 49.60 of the Revised Code of Washington, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1991, and any claims under any other federal, state, and local laws and regulations relating to employment or employment discrimination, harassment, retaliation, or attorneys' fees.

You make this commitment even though you understand that you may not, as of this date, know all of the claims you may lawfully have against the Released Parties and that you are giving up the right to pursue any claims that you could have pursued before courts without having the opportunity to pursue those claims to a trial and have the damages, if any, set by a judge or jury. This release is intended to be as broad as the law allows and includes, without limitation, any claims under statute or otherwise for attorneys' fees and costs.

You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against any of the Released Parties. You agree that all Released Parties (except the Company, which is a party to this Agreement) are third party beneficiaries of this Agreement who may enforce the terms of such release.

Reservation of Rights. This Agreement shall not affect any rights which you may have under any medical insurance, disability plan, workers' compensation, unemployment compensation, or the 401(k) plan maintained by the Company. This release does not impact your rights to indemnification as an officer or director of BN or its subsidiaries.

ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination and Employment Act (the "ADEA"), and that the consideration given for the waiver and release in the Paragraph 12 hereof is in addition to anything of value to which you are already entitled.

You further acknowledge that you have been advised in this letter as required by the ADEA that:

a.	your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement;

b.	you should consult with an attorney of your choice prior to signing this Agreement (although you may choose voluntarily not to do so);

c.	you have had at least twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier);

d.	you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of revocation to the Company's General Counsel; and

e.
this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you (the "Effective Date").

Future Lawsuits. You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

Miscellaneous. This Agreement (including your Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement) constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign, date and return this Agreement to me on or before March 5, 2014, which is more than twenty-one (21) days after your receipt, on February 5, 2014, of the original version of this Agreement. You agree that this Agreement does not materially differ from the original version in any manner adverse to you. The offer contained in this Agreement will automatically expire if we do not receive the executed Agreement from you by March 5, 2014.

We wish you the best in your future endeavors.

Sincerely,

Blue Nile, Inc.
By:	/s/ Harvey Kanter
Harvey Kanter
Chief Executive Officer

UNDERSTOOD AND AGREED:

/s/ Vijay Talwar
Vijay Talwar
Date:	March 5, 2014

Appendix A

Dear Vijay:

This letter will confirm that, as part of and on the conditions set forth in the letter agreement dated March 5, 2014, Blue Nile has agreed to modify your Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement dated 8/26/10 (“Agreement”).
The Company has agreed to amend the first sentence of Section 4.3 in the Agreement to the following: "I agree that during the period of my employment by the Company and for one (1) year after the date of termination of my employment from the Company, I will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any on-line fine jewelry business whose efforts, directly or indirectly, are in competition with the efforts of the Company.”
This letter in no way modifies the terms and conditions of the Agreement, which shall remain in full force and effect.

Sincerely,

Blue Nile, Inc.
By:	/s/ Harvey Kanter
Harvey Kanter
Chief Executive Officer